Exhibit 99.1

Contact:	Susan E. Moss
Vice President, Communications and Marketing
(502) 596-7296

KINDRED HEALTHCARE APPOINTS STEPHEN D. FARBER

AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

LOUISVILLE, Ky. (February 3, 2014) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the appointment of Stephen D. Farber as Executive Vice President, Chief Financial Officer, effective February 3, 2014. Mr. Farber will be a member of the Company’s Executive Committee.

Mr. Farber succeeds Richard A. Lechleiter, whose previously announced retirement from the Company was effective January 15, 2014.

Mr. Farber has more than 20 years of healthcare experience, including serving as Chief Financial Officer for Tenet Healthcare Corp. (NYSE:THC), at the time the nation’s second-largest hospital operator with $15 billion in revenues. He has extensive expertise in mergers and acquisitions and has successfully helped grow and restructure health companies. Most recently Mr. Farber led the successful financial restructuring of Rural Metro, the nation’s second-largest ambulance and fire service operator, and has been involved in various private equity efforts, including as a healthcare executive-in-residence with Warburg Pincus, a $40 billion global investment firm. Mr. Farber was founder and Chief Executive Officer of Connance, Inc., a predictive analytics company that enables healthcare providers to transform their financial performance. Mr. Farber began his career as an investment banker with J.P. Morgan and Donaldson, Lufkin & Jenrette, where he focused on healthcare mergers and acquisitions and leveraged finance.

“Stephen’s background in healthcare and financial sectors and his personal qualities make him an ideal CFO as we move the Company forward for the benefit of our patients, customers, employees and shareholders,” said Paul J. Diaz, Kindred’s Chief Executive Officer. “Stephen’s broad experience, intelligence, work ethic and collaborative team oriented approach will be a significant benefit to the Company.”

“Having worked in a variety of healthcare settings, in both private and public sectors, Stephen brings a depth of knowledge that will serve us and our shareholders well,” said Benjamin A. Breier, Kindred’s President and Chief Operating Officer. “We look forward to having Stephen join our leadership team and helping us continue our mission of providing quality patient care.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $5 billion and approximately 62,000 employees in 46 states. At September 30, 2013, Kindred through its subsidiaries provided healthcare services in 2,146 locations, including 102 transitional care hospitals, five inpatient rehabilitation hospitals, 102 nursing centers, 21 sub-acute units, 105 Kindred at Home hospice, home health and non-medical home care locations, 99 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,712 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

680 South Fourth Street Louisville, Kentucky 40202

502.596.7300 www.kindredhealthcare.com

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